                                     SCHEDULE A
                                       TO THE
                           INVESTMENT ADVISORY AGREEMENT
                                      BETWEEN

                                   THE ARBOR FUND

                                        AND

                         CITIZENS COMMECIAL & SAVINGS BANK


Pursuant to Article 3, the Trust shall pay the Adviser compensation at an annual rate as follows:


     Portfolio                          Fee (in basis points)
Diversified Growth Portfolio                      74

Intermediate-Term Income Portfolio                50

Michigan Tax Free Bond Portfolio                  50

Prime Obligation Money Market Fund                30